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                                                                     Exhibit 5.2

                      [Letterhead of JLG Industries, Inc.]


September 18, 2002



Ladies and Gentlemen:


         I have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-4 File No. 333-99217, as amended to the date hereof (as so amended, the "Registration Statement") filed with the Securities and Exchange Commission, of the offer and sale of (a) $175,000,000 in aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2012 (the "Exchange Notes") of JLG Industries, Inc., a Pennsylvania corporation (the "Company"), and (b) Guarantees of the Exchange Notes (together with the Exchange Notes, the "Securities") by Access Financial Solutions, Inc., a Maryland corporation, Fulton International, Inc., a Delaware corporation, JLG Equipment Services, Inc., a Pennsylvania corporation, JLG Manufacturing, LLC, a Pennsylvania limited liability company, Gradall Industries, Inc., a Delaware corporation, and The Gradall Company, an Ohio corporation (collectively the "Note Guarantors"), in each case to be issued pursuant to the Indenture dated as of June 17, 2002 (the "Indenture"), among the Company, the Note Guarantors and The Bank of New York, as trustee (the "Trustee") .

         In connection therewith, I have examined such documents, certificates, and records as I deemed appropriate in the circumstances and have assumed that all signatures thereon by parties other than the Company and the Note Guarantors are genuine, that all such documents submitted to me as originals are authentic, and that all copies of documents submitted to me conform to the originals. I have assumed that the
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Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and that the Exchange Notes have been duly authenticated by the Trustee for the Exchange Notes as provided in the Indenture for the Exchange Notes.

         Based on the foregoing and such other assumptions and qualifications set forth herein, I am of the opinion that (a) the Company and each of the Note Guarantors are duly incorporated and/or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and/or organization and (b) the Securities have been duly authorized by the Company and the Note Guarantors, respectively.

         I am a member of the bar of the Commonwealth of Pennsylvania. I have assumed for purposes of this opinion that the law of the Commonwealth of Pennsylvania is substantively identical to the law of any other state applicable to the opinions set forth herein. I express no view as to the reasonableness of this assumption and I have not reviewed the laws of any other states. I do not purport to be expert in, and do not express any opinion on, any laws other than the law of the Commonwealth of Pennsylvania, the Federal law of the United States of America and the general corporation law of the State of Delaware.

         The foregoing opinion is subject to the qualifications that I express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.
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         I hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to reference me under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.



Very truly yours,

JLG INDUSTRIES, INC.

/s/ Thomas D. Singer

Thomas D. Singer
Senior Vice President and General Counsel